MOUNTAINEER GAS COMPANY $60,000,000 7.59% Senior Notes Due October 1, 2010 ---------------------------- NOTE PURCHASE AGREEMENT ---------------------------- Dated as of October 12, 1995

	5.18.	Nature of Business	11
	5.19.	Environmental Matters	11
6.	REPRESENATATIONS OF THE PURCHASER		12
	6.1.	Purchase for Investment	12
	6.2.	Source of Funds	12
7.	INFORMATION AS TO COMPANY		13
	7.1.	Financial and Business Information	13
	7.2.	Compliance Certificates	15
	7.3.	Inspection	16
8.	REPAYMENT OF THE NOTES		17
	8.1.	Required Prepayments	17
	8.2.	Optional Prepayments with Make-Whole Amount	17
	8.3.	Allocation of Partial Prepayments	18
	8.4.	Maturity; Surrender, etc.	18
	8.5.	Purchase of Notes	18
	8.6.	Make-Whole Amount	18
9.	AFFIRMATIVE COVENANTS		20
	9.1.	Compliance with Law	20
	9.2.	Insurance	20
	9.3.	Maintenance of Properties	20
	9.4.	Payment of Taxes	21
	9.5.	Corporate Existence, etc.	21
	9.6	Gas Purchase Contracts	21
	9.7	Amendment of Bank Agreements	21
10.	NEGATIVE COVENANTS		22
	10.1	Transactions with Affiliates	22
	10.2	Merger, Consolidation, etc.	22
	10.3	Indebtedness	23
	10.4	Restrictive Payments	24
	10.5	Negative Pledge	24
	10.6	Disposition of Assets	25
	10.7	Issuance and Sale of Restricted Subsidiaries' Stock	26
	10.8	Net Worth	26
	10.9	Line of Business	26
11.	EVENTS OF DEFAULT		26
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12.	REMEDIES ON DEFAULT, ETC.		28
	12.1.	Acceleration	28
	12.2.	Other Remedies	29
	12.3.	Rescission	29
	12.4.	No Waivers or Election of Remedies, Expenses, etc.	29
13.	REGISTRATION, EXCHANGES, SUBSTITUTION OF NOTES		30
	13.1.	Registration of Notes	30
	13.2.	Transfer and Exchange of Notes	30
	13.3.	Replacement of Notes	30
14.	PAYMENT ON NOTES		31
	14.1.	Place of Payment	31
	14.2.	Home Office Payment	31
15.	EXPENSES, ETC.		32
	15.1.	Transaction Expenses	32
	15.2.	Survival	32
16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		32
17.	AMENDMENT AND WAIVER		33
	17.1.	Requirements	33
17.	Solicitation of Holders of Notes		33
	17.3.	Binding Effect, etc.	33
	17.4.	Notes Held by Company, etc.	34
18.	NOTICES		34
19.	REPRODUCTION OF DOCUMENTS		34
20.	CONFIDENTIAL INFORMATION		35
21.	SUBSTITUTION OF PURCHASER		36
22.	MISCELLANEOUS		36
	22.1.	Succession and Assigns	36
	22.2.	Payments Due on Non-Business Days	36
	22.3.	Severability	36
	22.4.	Construction	37
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22.5.	Counterparts	37
22.6.	Governing Law	37
SCHEDULE A	-	INFORMATION RELATING TO PURCHASERS
SCHEDULE B	-	DEFINED TERMS
SCHEDULE 4.9	-	Change in Corporate Structure
SCHEDULE 5.3	-	Disclosure Materials
SCHEDULE 5.4	-	Subsidiaries of the Company and Ownership of Subsidiary Stock
SCHEDULE 5.5	-	Financial Statements
SCHEDULE 5.8	-	Certain Litigation
SCHEDULE 5.11	-	Patents, etc.
SCHEDULE 5.14	-	Use of Proceeds
SCHEDULE 5.15	-	Existing Indebtedness and Liens
SCHEDULE 5.19	-	Environmental Matters
EXHIBIT 1	-	Form of 7.59% Senior Note due October 1, 2010
EXHIBIT 4.4(a)	-	Form of Opinion of Special Counsel for the Company
EXHIBIT 4.4(b)	-	Form of Opinion of Special Counsel for the Purchasers
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MOUNTAINEER GAS COMPANY 414 Summers Street Charleston, West Virginia 25301 7.59% Senior Notes due October 1, 2010
As of October 12, 1995
TO EACH OF THE PURCHASERS LISTED IN THE ATTACHED SCHEDULE A:
Ladies and Gentlemen: Mountaineer Gas Company, a West Virginia corporation (the "Company"), agrees with you as follows:
1.	AUTHORIZATION OF NOTES.

                   The Company will authorize the issue and sale of $60,000,000 aggregate principal amount of its 7.59% Senior Notes due in October 1, 2010 (the "NOTES", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, it any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.	SALE AND PURCHASE OF NOTES.

                   Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase prices of 100% of the principal amount thereof.

3.	CLOSING.

                   The sale and purchase of the Notes to be purchased by you shall occur at the offices of Day, Berry & Howard, CityPlace, Hartford, Connecticut 06103-3499, at 10:00 a.m., New York, New York time, at a closing (the "Closing") on October 12, 1995 or on such other Business Day thereafter

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on or prior to October 31, 1995, as may be agreed upon by the company and you. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes as are specified in Schedule A) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company of its order of immediately available funds in the amount of the purchase price therefore by wire transfer of immediately available funds for the account of the Company to account number 654-642-8 at One Valley Bank, N.A. (ABA #0519-0035-3), One Valley Square, Charleston, West Virginia 25301, attention Sharon Pugh, Commercial Lending. If at the Closing the Company shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.	CONDITIONS TO CLOSING.
Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:
4.1.	Representations and Warranties.
The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.
4.2.	Performance; No Default.

                   The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or Event of Default shall have occurred and be continuing.

4.3.	Compliance Certificates.

                   (a)          Officer's Certificate. The Company shall have delivered to you and Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

                  (b)          Secretary's Certificate. The Company shall have delivered to you a certificate certifying as to the bylaws and resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.

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4.4.	Opinions of Counsel.

                   You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Goodwin & Goodwin, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Day, Berry & Howard, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5.	Purchase Permitted By Applicable Law, etc.

                   On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Laws) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6.	Intentionally omitted.
4.7.	Payment of Special Counsel Fees.

                   Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected ion a statement of such counsel rendered to the Company at least on Business Day prior to the Closing.

4.8.	Private Placement Number.

                   A Private Placement Number issued by Standard & Poors CUSIP Services Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners shall have been obtained for the Notes.

4.9.	Changes in Corporate Structure.
Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or
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any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
4.10.	Acquisition and Financing by Eastern Systems Corporation.

                   Eastern Systems Corporation, a West Virginia corporation, ("ESC") shall have acquired, ore shall acquire contemporaneously with the Closing, all of the outstanding Voting Stock of the Company and shall have issued or shall issue contemporaneously with the Closing, $35,000,000 in aggregate principal amount of its Senior Secured Notes due October 1, 2005 (the "ESC" Notes") and $35,000,000 of its preferred stock (the "ESC Preferred Stock"), each on terms and subject to conditions reasonably satisfactory to you, and ESC shall have entered into a note purchase agreement with you (the "ESC Agreement") with respect to the ESC Notes and have pledged to you all of the issued and outstanding shares of Voting Stock of the Company as security for the ESC Notes in accordance with a pledge agreement in the form attached to the ESC Agreement (the "ESC Pledge Agreement").

4.11.	Regulatory Approvals.

                   All consents, approvals and authorizations of, and registrations filings and declarations with, any Governmental Authority, including without limitation the West Virginia Public Service Commission ("WVPSC") and the Federal Energy Regulatory Commission, required in connection with the execution, delivery or performance of this Agreement, the issuance of the Notes, the ESC Notes or the ESC Preferred Stock, or the acquisition by ESC of all of the outstanding Voting Stock of the Company and the pledge of such stock in accordance with the ESC Pledge Agreement, shall have been received or made and all such consents, approvals and authorizations shall be final and binding on all parties.

4.12.	Payment of Outstanding Indebtedness.

                   Concurrently with the Closing, the Company shall pay in full its outstanding Indebtedness to the CIGNA Companies and Teachers Insurance and Annuity Association of America and shall apply the balance of the proceeds form the sale of the Notes, after payment of expenses of the transaction, to the reduction of its Indebtedness to the various banks identified in Schedule 5.15.

4.13.	Proceeding and Documents.

                   All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

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5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to you that:
5.1.	Organization; Power and Authority.

                   The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and delver this Agreement and the Notes and to perform the provisions hereof and thereof. All of the issued and outstanding Voting Stock of the Company, as reflected on its most recent balance sheet furnished to you, has been validly issued and is fully paid and nonassessable, and is owned beneficially and of record by ESC. ESC acquired all of the issued and outstanding Voting Stock of the Company on June 23, 1995 as a result of the following series of transactions:

(i)

Allegheny & Western Energy Corporation ("A&W"), the Company's former parent, was merged with Appalachian Eastern Systems Corporation, with A&W as the surviving company and with ESC becoming the owner of all of the outstanding capital stock of A&W.

(ii) A&W then dividended all of the outstanding Voting Stock of the Company to ESC.
(iii) ESC then transferred all of the outstanding capital stock of A&W to its Affiliate, Eastern American Energy Corporation ("EAEC"). A& W continues to be a wholly-owned subsidiary of ESEC.
5.2.	Authorization, etc.

                   This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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5.3.	Disclosure.

                   The Company, through its agent, Scotia McLeod (USA) Inc., has delivered to you a copy of a Private Placement Memorandum, dated May 1995 (the "Memorandum"), relating to the transactions contemplated hereby. Except as disclosed in Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings identified in Schedule 5.3 and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any untrue statement of a material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that although all projections furnished to you by or on behalf of the Company have been based on assumptions and estimates which are reasonable in light of existing conditions the future performance of the Company and its Restricted Subsidiaries may vary materially from the projected results. There is no agreement, restriction or other factual matter which the Company has not disclosed to you in writing which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, franchises prospects, profits or financial condition of the Company, the rates to be charged bye the Company, the valuation of its property for ratemaking purposes or the ability of the Company to perform this Agreement. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5 since June 30, 1994, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.4.	Organization and Ownership of Shares of Subsidiaries.

                   (a)          Schedule 5.4 is (except as noted therein) a complete and correct list of the Company's Restricted Subsidiaries and Unrestricted Subsidiaries, including Mountaineer Gas Services, Inc. ("MGS"), showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stick or similar equity interests outstanding owned by the Company and each other Subsidiary.

                   (b)          All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

                   (c)          Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate

6

or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
5.5.	Financial Statements.

                  The Company had delivered to you copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the period involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6.	Compliance with Laws, Other Instruments, etc.

                   The execution, delivery and performance by the Company of this Agreement and the Notes, the acquisition by ESC of all of the outstanding Voting Stock of the Company and the pledge of that Voting Stock to you and the issuance by ESC of the ESC Notes and the ESC Preferred Stock did not and will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Lien created by the pledge of Company Voting Stock in accordance with the ESC Pledge Agreement) in respect of any property of ESC, the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which ESC, the Company or any Subsidiary is bound or by which WSCX, the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach or any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to ESC, the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to ESC, the Company or any Subsidiary.

5.7.	Governmental Authorizations, etc.

                   Except for the WVPSC's approval of the acquisition by ESC of all of the issued and outstanding Voting Stock of A&W by its order dated May 23, 1995, a copy of which has been furnished to you, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or issuance and sale by the Company of the Notes, the acquisition by ESC of all of the capital stock of A&W and the dividending by A&W of all of the outstanding Voting Stock of the Company to ESC and the pledge of that Voting Stock in accordance with the ESC Pledge Agreement and the issuance and sale by ESC of the ESC Notes and the ESC Preferred Stock.

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5.8.	Litigation; Observance of Statues and Orders.

                   (a)          Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting ESC, the Company or any Subsidiary or any property of ESC, the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                   (b)          Neither ESC nor the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

                   The Company and its Subsidiaries (or A&W on behalf of the Company and its Subsidiaries) have filed all income tax and other tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended June 30, 1989 and the fiscal year ended June 30, 1990 is closed to further assessments. The Company knows of no proposed additional tax assessment against it or any Subsidiary.

5.10.	Title to Property; Leases.

                   The Company and each Subsidiary has good and marketable title in fee simple (or its equivalent under applicable law) to all its real properties, and has good title to all of its other property, including all such properties reflected in the most recent balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than those identified in Schedule 5.15 or which are otherwise permitted by Sections 10.5. All Material leases are valid and subsisting and are in full force and effect in all material respects.

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5.11.	Licenses, Permits, etc.

                   Except as disclosed in Schedule 5.11, the Company and each Subsidiary owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto necessary for the present and planned future conduct of its business, without known conflict with the rights of others.

5.12.	Compliance with ERISA.

                   (a)          The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERIS Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 or ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of EREISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

                   (b)          The present values of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $6,000,000 in the case of any single Plan and by more than $6,000,000 in the aggregate for all Plans. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

                   (c)          The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

                   (d)          The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

                   (e)          The execution and delivery of the Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(e) is made in

9

reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by you.
5.13.	Private Offering by the Company.

                   Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than 3 other Institutional Investors, each of which has been offered the Notes as a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14.	Use of Proceeds; Margin Regulations.

                   The Company will apply the proceeds of the sale of the Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation GF of the Board of Governors of the Federal Reserve System (12 CFR 267), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involved any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 0% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 0% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation G.

5.15.	Existing Indebtedness.

                   Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness and Liens of the Company and its Subsidiaries outstanding Indebtedness and Liens of the Company and its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or any Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

5.16.	Foreign Assets Control Regulation, etc.

                   Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

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5.17.	Status under Certain Statutes.

                   Neither ESC nor the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, or the Public Utility Holding Company Act of 1935, as amended, or the Interstate Commerce Act, as amended. The Company is a West Virginia utility company subject to regulation by the WEPSC. The Company is a "subsidiary" of a holding company within the meaning of the Public Utility Holding Company Act of 1935, but is exempt from all of the provisions of that Act (except Section 9(a)(2)) pursuant to Section 3(a)(1) of the Act by virtue of the filing of exemption statements on Form U-3a-2 with the SEC by ESC's parent, Eastern Systems Corporation. The Company is not subject to the jurisdiction of the Federal Energy Regulatory Commission, except as set forth above, any other utility regulatory authority. MGS is not a utility and is not subject to the jurisdiction of either WVPSC or the Federal Energy Regulatory Commission, except that MGS is bound by the terms of the January 19, 1993 WVPSC Order in case No. 92-0825-G-PC, a copy of which has been previously provided to you.

5.18.	Nature of Business.

                   The Company is legally authorized to purchase, manufacture, produce, transmit, sell and distribute natural gas, and to carry on its business in the place or places where it is not engaged in such activities, namely, the counties in West Virginia identified in the Offering Memorandum, which authorizations and franchises are unlimited as to time and free from burdensome restrictions. The Company's charges for transportation and sales of gas are subject to the jurisdiction of WVPSC, and the Company's present tariffs for such service have been accepted by WVPSC. MGS is an oil and gas exploration, production and transmission company located entirely within the State of West Virginia.

5.19.	Environmental Matters.

                   Except as disclosed in Schedule 5.19, neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws. Except as otherwise disclosed to you in writing:

                   (a)          neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) although the Company and its Subsidiaries store in the ordinary course of their business petroleum or other petroleum products and such quantities of Hazardous Materials as may
11

be necessary for the operation of any wells owned by the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

                   (c)          all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could reasonably be expected to result in a Material Adverse Effect.

6.	REPRESENATATIONS OF THE PURCHASER.
6.1.	Purchase for Investment.

                   You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if any exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.	Source of Funds.

                   You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

                   (a)          the Source is an "insurance company general account," as such term is defined in section V(e) of Prohibited Transaction Class Exemption 95-60 (issued July 12, 1995) (PTE 95-60), and the purchase is exempt under the provisions of PTE 95-60;

(b) The Source is a "governmental plan" as defined in Title I, section 3(32) of ERISA;

                   (c)          The Source is either (i) an insurance company pooled separate account, and the purchase is exempt in accordance with Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, in which case the purchase is exempt in accordance with PTE 91-38 (issued July 12, 1991);

                   (d)          the source is an "investment fund" managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984) which QPAM has been identified in writing, and the purchase is exempt under PTE 84-14, provided that no other

12

party to the transactions described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) o PTE 84-14) has at this time, and has not exercised at any time during the immediately preceding year, the authority to appoint or terminate said QPAM as manager of the assets of any "plan" identified in writing pursuant to this paragraph (d) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified "plans";

(e) The Source is one or more "plans" or a separate account or trust fund comprised of one or more "plans," each of which has been identified in writing pursuant to this paragraph (e).
As used in this Section, "plant" or "plans" shall have the meaning set forth in Title I, section 3(3) of ERISA.
7.	INFORMATION AS TO COMPANY.
7.1.	Financial and Business Information.
The Company shall deliver to each holder of Notes that is an Institutional Investor:

                   (a)          Quarterly Statements - within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

	(i)	A consolidated and consolidating balance sheet of the Company and its Restricted Subsidiaries as at the end of such quarter, and
(ii)

Consolidated and consolidating statements of income, changes in shareholder' equity and cash flows of the Company and its Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,

Setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements - within 90 days after the end of each fiscal year of the Company, duplicate copies of,
	(i)	A consolidated and consolidating balance sheet of the Company and its Restricted Subsidiaries, as at the end of such year, and
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(ii)	consolidated and consolidating statements of income changes in shareholders' equity and cash flows of the Company and its Restricted Subsidiaries, for such year.

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

                   (c)          Audit Reports - promptly upon receipt thereof, on copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

                   (d)          SEC and Other Reports - promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission;

                   (e)          Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Office or becoming aware of the existences of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

                   (f)          Notice of Claimed Default - immediately upon becoming aware that the holder of any Indebtedness or security of the Company or any Subsidiary has given notice or taken any other action with respect to a claimed default or Event of Default, a notice specifying the notice given or action taken by such holder, the nature of the claimed default or Event of Default and the action the Company is taking with respect thereto;

                   (g)          ERISA Matters - promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

             (i)          With respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

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             (ii)         The taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERIS Affiliate of a notice from a Multiemployer Plan that such action has been take by the PBGC with respect to such Multiemployer Plan; or

             (iii)         Any even, transaction or condition that could result in the incurrence of any liability by the Company or an ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IB of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(h) WVPSC Reports - promptly upon its becoming available, one copy of each annual report filed by the Company or any Subsidiary with the WVPSC;

                   (i)          Rate Orders - promptly upon their becoming available, one copy of (i) any notices received from Federal or state regulatory agencies relating to an order, ruling, statute or other law or any application or other orientation made by the Company or a Subsidiary to any such agency or other information which might materially and adversely affect the right of the Company or any Subsidiary to carry on business substantially as now conducted, or would materially affect adversely the ability of the Company to perform this Agreement or the properties, business, prospects, profits or condition (financial or otherwise) of the Company or any Subsidiary or the valuation of its properties for ratemaking purposes; and (ii) any decision or order of the WVPSC relating to a change in rates or a fuel adjustment clause or similar rate-setting mechanism for the Company;

                   (j)          Change of Control - not later than two Business Days after knowledge by a Responsible Officer that a Change of Control has occurred or is proposed to occur, a notice specifying (1) the date on which such Change of Control occurred or is expected to occur and describing such Change of Control in detail, and (2) that each holder of Notes may require prepayment of its Notes pursuant to Section 8.1(b); and

                   (k)          Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.	Compliance Certificates.
(a) Each set of audited financial statements delivered to a holder of Notes pursuant to Section 7.1(b) shall be accompanied by a certificate of the independent certified public accountants
15

whose opinion accompanies such statements stating whether in the course other audit such accountants have become aware of any condition or event that constitutes a Default or an Event of Default, and, if nay such condition or event existed or exists, specifying the nature and period of existence thereof.

                   (b)           Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting for the:

             (i)           Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.3 - through Section 10.6 and Section 10.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ration or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ration or percentage then in existence and the information required by Section 10.3(d)); and

             (ii)          Default or Event of Default - a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists *including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.	Inspection.
The Company shall permit the representative of each holder of Notes that is an Institutional Investor:

                   (a)           No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default - if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine
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All their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.	PAYMENT OF THE NOTES.
8.1.	Required Prepayments.

                   (a)           On October 1, 2001, and on each October 1 thereafter to an including October 1, 2009, the company will prepay $3,333,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium provided that upon any partial prepayment of the Notes pursuant to Section 8.1(b) or Section 8.2 or purchase of the Notes permitted by Section 8.5 the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 ion and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.

                   (b)           Within 45 days of receipt of a notice of Change of Control given pursuant to Section 7.1(j), each holder of Notes may give notice to the Company requiring that the entire outstanding principal amount of its Notes, but not less than such entire outstanding principal amount, be prepaid. Upon receipt of a notice requiring the prepayment of a holder's Notes pursuant to this Section 8.1(b), the Company shall, on a date within 30 days of such receipt to be fixed by the Company by notice to the holder given at least 10 days prior to the prepayment date, prepay the entire outstanding principal amount of such holder's Notes at 101% of such principal amount, together with accrued interest on such Notes to the prepayment date.

8.2.	Optional Prepayments with Make-Whole Amount.

                   The Company, may at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at par, plus the Make-Whole Amount determined for the prepayment date with respect to the principal amount so prepaid. The Company will five each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount been prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each

17

holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
8.3.	Allocation of Partial Prepayments.

                   In the case of each partial prepayment of the Notes, other than a prepayment pursuant to Section 8.1(b), the principal amount of the Notes to prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4.	Maturity; Surrender, etc.

                   In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.	Purchase of Notes.

                   The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6.	Make-Whole Amount.

                   The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Sched8uled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

 "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 ort has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

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                                  "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect too such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Treasury Rate with respect to such Called Principal.

                                 "Treasury Rate" means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yields reports, as of 10L:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has been publicly available for at least two Business Days prior to the Settlement Date, or, if such Statistical Release is no longer published, any publicly available source of similar market data); provided, however, that if there is no U.S. Treasury Security for which a weekly average yield is given which ahs a constant maturity equal to the Remaining Average Life of the Notes, the Treasury Rate shall be obtained by interpolating linearly between (1) the U.S. Treasury security for which a weekly average yield is given with the duration closest to an greater than the remaining Average Life and (2) the U.S. Treasury security for which a weekly average yield is given with the duration closest to an less than the Remaining Average Life, except that if the Remaining Average Life is less than one year, the weekly average yield on actively traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

                                 "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculate d to the nearest on-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

                                 "Remaining Schedule Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date if not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding schedule interest payment will be reduced by the amount of interest accrued to such settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

19

                                 "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:
9.1.	Compliance with Law.

                   The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations and make all filings and registrations necessary to the ownership of their respective properties or to the conduct of that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations or to make such filings and registrations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

9.2.	Insurance.

                   The Company will and will cause each if its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and In such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

                   The Company will and will cause each if its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has conclude3d that such discontinuance would not individually or in the aggregate, have a Material Adverse Effect.

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9.4.	Payment of Taxes.

                   The Company will and will cause each of its Subsidiaries to file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (i) the amount , applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company ore a Subsidiary has established adequate reserves thereof in accordance with GAAP on the books of the Company or such Subsidiary or (ii) nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, etc.

                   The Company will at all times do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises and (ii) to maintain each Restricted Subsidiary as a Restricted Subsidiary, except as otherwise permitted by Section 10.7.

9.6.	Gas Purchase Contracts.

                   If at any time the Company does not have in effect a fuel adjustment clause or a similar mechanism approved by the WVPSC by which the rates charged by the Company are automatically adjusted to reflect variations in natural gas prices paid by the Company, the Company shall have in place hedging mechanisms that are reasonably sufficient to protect against market fluctuations in the wholesale natural gas market for an amount of natural gas equal to at least 66 2/3 % of the natural gas to be purchased by the Company including, without limitation, natural gas to be purchased under a contract between the Company and MGS or EAEC.

9.7.	Amendment of Bank Agreements.

                   On or before December 15, 1995, the Company will amend or replace the covenants in its loan arrangements with One Valley Bank, N.A., Pittsburgh National Bank and Bank One, West Virginia either (i) to substitute a requirement that the Company comply with the applicable covenants in this Agreement, including but not limited to Section 10.4., for the covenants which presently, incorporate requirements of the CIGNA agreements or which otherwise limit the payment of Restricted Payments by the Company or (ii) to eliminate entirely any limitations on the payment of Restricted Payments by the Company.

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10.	NEGATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:
10.1	Transactions with Affiliates.

                   The Company will not, and will not permit any Restricted Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate unless (i) such transaction or group of related transactions are between or among the Company and its Restricted Subsidiaries or (ii) such transaction or group of transactions are pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate: provided, however, that the Company and its Restricted Subsidiaries may, in each fiscal year of the Company, pay up to an aggregate of $720,000 to Affiliate for management or other services provided by such Affiliates if such payments are permitted under Section 10.4 and are approved, to the extent required, by the WVPSC.

10.2.	Merger, Consolidation, etc.

                   (a)          The Company shall not consolidate with or merge with any other corporation or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries in a single transaction or series of transactions to any Person or Persons unless:

                                (1)      (i) the Company is the surviving person of such merger or consolidation; or (ii) the successor formed by such consolidation or the survivor of such merger or the Person that acquires all or substantially all of the assets of the Company and its Restricted Subsidiaries as an entirety, as the case may be (the "Surviving Entity"), shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes; and

                                (2)          immediately before and after giving effect to such transaction or series of transactions (including any Indebtedness incurred in connection therewith), no Default or Event of Default shall have occurred and be continuing; and

                                (3)          immediately after giving effect to such transaction or series of transactions, the Company or the Surviving Entity, as the case may be, could incur $1.00 of additional Consolidated Funded Indebtedness pursuant to Section 10.3.

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No such conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.

                   (b)          The Company shall not permit any Restricted Subsidiary to consolidate with or merge into any other corporation or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets except as permitted by Section 10.2(a).

10.3.	Indebtedness.
(a) The Company will not directly or indirectly become liable for, create, issue, assume, guarantee, renew or extend any Funded Indebtedness (other than the Notes) unless:

                                (i)          immediately after giving effect to the incurrence of such Funded Indebtedness and the application of the proceeds therefrom, the ration of Consolidated Funded Indebtedness to Total Capitalization of the Company and its Restricted Subsidiaries on a consolidated basis will not exceed 0.65 to 1.00; and

                                (ii)          the ration of EBIT to Pro Forma Interest Expense for the Company and its Restricted Subsidiaries on a consolidated basis, after given effect to the incurrence of such Funded Indebtedness and the application of the proceeds therefrom on a pro forma basis, would not have been less than 1.5 to 1.0 ion a period of at least 12 consecutive months during the preceding 15 calendar months.

(b) The Company will not permit any Restricted Subsidiary to become liable for, create, issue, assume, guarantee, renew or extend, directly or indirectly, any Indebtedness.

                                (c)          The Company will not directly or indirectly become liable for, create, issue, assume, guarantee, renew or extend any Indebtedness if in connection therewith, the Company must agree to a limitation on Restricted Payments that is more restrictive than the provisions of Section 10.4.

                                (d)          The Company will not permit Current Debt to exceed $70,000,000 at any time. The Company will either (i) have no Current Debt outstanding on any day during a period of at least thirty consecutive days during each period of twelve consecutive months, or (ii) there shall be a period of twelve consecutive months, or (ii) there shall be a period of thirty consecutive days during each twelve month period when the Company would be entitled to incur at least $1 of additional Funded Indebtedness under Section 10.33(a); Consolidated Funded Indebtedness included the average balance of Current Debt outstanding during such thirty-day period plus the highest balance of Funded Indebtedness of the Company outstanding on any day during such thirty-day period. Each quarterly compliance certificate delivered pursuant to Section 7.2(b) shall designate the most recent thirty-day.

23

period during which the Company satisfied the requirements of this Section 10.3(d) and the average balance of Current Debt, if any, outstanding during such thirty-day period. If during such thirty-day period Current Debt was outstanding, an amount of Current Debt equal to the average balance during such period shall be included in Funded Indebtedness of the Company for all purposes of this Agreement until the Company next satisfies the requirements of this Section by having no Current Debt outstanding for at least thirty consecutive days.

10.4.	Restricted Payments.

                   The Company will not, and will not permit any Restricted Subsidiary to, declare, make or become obligated to make, directly or indirectly, any Restricted Payment unless, after giving effect to such Restricted Payment, (1) no Default or Event of Default shall have occurred and be continu9ing, (2) the Company can incur $1.00 of additional Funded Indebtedness under Section 103, and (3) the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries since the date of issuance of the Notes does not exceed the sum of (i) $8,000,000 plus (ii) 90% pf the cumulative Consolidated Net Income from the date of issuance of the Notes (or, if Consolidated Net Income is a loss for such period, minus 100% of such loss).

10.5.	Negative Pledge.

                   The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause or permit, or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property now owned or hereafter acquired, including the property of any Restricted Subsidiary or any income, profits or proceeds therefrom, to be subject to a Lien of any kind except:

 (1)         Liens securing the payment of taxes, assessments or governmental charges or levies or the demands of suppliers, mechanics, carriers, warehousers, landlords and other like Persons, provided that (A) such Liens do not in the aggregate materially reduce the value of any properties subject to the Liens or materially interfere with their use in the ordinary conduct of the owning company's business and (B) all claims which the Liens secure are not yet due or are being actively contested in good faith and by appropriate proceedings and for which such owning company has established adequate reserves in accordance with GAAP;

(2)          Liens incurred or deposits made in the ordinary course of business (A) in connection with worker's compensation, unemployment insurance social security and other like laws, or (B) to secure the performance of letters of credit, bids, tenders, sales, contracts, leases, statutory obligations, surety, appeal and performance bonds and other similar obligations, in each case not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price or property;

24

               (3)          attachment, and other similar Liens arising in connection with court or regulatory proceedings, provided that (A) execution and other enforcement are effectively stayed, (B) all claims which the Liens secure are being actively contested in good faith and by appropriate proceedings and (C) adequate book reserves have been established with respect thereto;

               (4)          mechanics' workmen's, materialmen's', construction and other similar liens arising in the ordinary course of business or and other similar liens arising in the ordinary course of business or incident to the construction or improvement of any property, provided that the obligations which those Liens secure are not yet due;

               (5)          Liens identified in Schedule 5.15 existing on the date hereof, provided that the Indebtedness secured by such Liens date hereof, provided that the Indebtedness secured by such Liens shall not be increased or renewed and the time for repayment of such Indebtedness shall not be extended:

               (6)          Purchase Money Mortgages or conditional sale. Capital Lease, sale/leaseback or other title retention agreements or other Liens incurred, taken subject to or assumed in connection with the purchase. Lease, improvement or construction or property or to secure Indebtedness incurred solely for the purpose of financing the acquisition, lease, construction or improvement of any such property to be subject to such mortgages, agreements or other Liens; provided however, that (A) such property is to be used in the business of the Company or its Restricted Subsidiaries, (B) the Indebtedness secured by any such Lien is permitted by Section 10.3 and does not exceed 80% of the lesser of the purchase price or the fair market value of the property subject to such Lien, and (C) no such Lien shall extend to or cover any property not originally subject thereto, other than improvements to the property originally subject thereto; and

               (7)          Liens securing an aggregate amount of Funded Indebtedness, in addition to that permitted by paragraph (6), which is incurred as permitted by Section 10.3 and does not exceed 5% of Consolidated Net Tangible Assets.

10.6	Disposition of Assets.

                   (a)          Neither the Company nor any Restricted Subsidiary will sell, lease, transfer or otherwise dispose nor any or its assets, other than Restricted Investments, if the aggregate net book value of assets disposed of since the date of issuance of the Notes would exceed $10,000,000.

                   (b)          Any sale of assets by the Company or any Restricted Subsidiary permitted by paragraph (a) (other than sales of assets in the ordinary course of business) shall be for not less than the fair market value of the assets sold, as determined by a resolution of the Board of Directors of the Company or the Restricted Subsidiary, whose determination shall be conclusive in the absence of bad faith. Not less than 85% of the consideration received by the Company or a Restricted Subsidiary on a sale of assets shall consist of cash or cash equivalents.

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10.7	Issuance and Sale of Restricted Subsidiaries' Stock.

                   Neither the Company nor any Restricted Subsidiary will sell or otherwise dispose of any Indebtedness owned by it or any shares owned by it of the stock (or any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Restricted Subsidiary (said stock, options, warrants and other Securities herein called "Subsidiary Stock"), nor will any Restricted Subsidiary issue, sell or otherwise dispose of any shares of its own Subsidiary Stock, except to the Company or a Wholly-Owned Restricted Subsidiary; provided that the foregoing restriction do not apply to the issue of directors' qualifying shares.

10.8	Net Worth.
The Company will at all times maintain Consolidated Tangible Shareholders' Equity of at least $53,000,000.
10.9	Line of Business.

                   Neither the Company nor MGS will own or operate any business other than the business of any operating natural gas distribution utility or the business of any oil and gas exploration, production, marketing and transmission company provided, however, that the Company and MGS may own or operate any business or businesses engaged in operations related to an consistent with their current lines of business.

11.	EVENTS OF DEFAULT.
An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

                   (a)          the Company defaults in the payment of any principal, interest, or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the performance of or compliance with any term contained in Section 7.1(e), (f) or (j or Section 10.1 through Section 10.9; or

                   (c)          the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a) and (b) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (c) of Section 11); or

26

                   (d)          any representation or warranty made in writing by or in behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

                   (e)          (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any tern of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become or has been declared due and payable, or any holder of such Indebtedness or a trustee is permitted to declare such Indebtedness to be due and payable, before its state maturity or before its regularly scheduled dates of payments; or

                   (f)          the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, it s debts as they become dye, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or takes corporate action for the purpose of any of the foregoing; or

                   (g)          a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction. or ordering the dissolution, winding-up or liquidation of the Company or any of its Restricted Subsidiaries, or any such petition shall be filed against the Comp[any or any of its Restricted Subsidiaries and such petition shall not be dismissed within 60 days; or

                   (h)          a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against one or more of the Company and its Restricted Subsidiaries and such judgments are not, within 30 days after entry thereof, bonded, discharged or staved pending appeal, or are not discharged within 30 days after the expiration of such stay; or

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                   (i)          if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought Or granted under section 412 of the Code. (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become subject Of any such proceedings; (iii) the aggregate "amount of unfounded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (iv) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with nay other such event or events, would reasonably be expected to have a Material Adverse Effect.

As used in Section 11(i), the terms "EMPLOYEE BENEFIT PLAN" and "EMPLOYEE WELFARE BENEFIT PLAN" shall have the respective meanings assigned to such term in Section 3 of ERISA.
12.	REMEDIES ON DEFAULT, ETC.
12.1.	Acceleration.

                   (a)          If an Event of Default with respect to the Company described in paragraph (f) or (g) of Section 11 (other than an Event of Default described in clause (i) of paragraph (f) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

                   (b)          If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

                   (c)          In any Event of Default described in paragraph (a) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due an payable.

                   Upon any Notes becoming due and payable under this Section 12.1. whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined

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in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2          Other Remedies.

                 If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.          Rescission.

                   At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.          No Waivers or Election of Remedies, Expenses. etc.

                  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statue or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder

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incurred in any enforcement or collection under this Section 12, including without limitation, reasonable attorney's fees, expenses and disbursements.

13.          REGISTRATION, EXCHANGE, SUBSTITUTION OF NOTES.

               The company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes, shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor, promptly upon request therefore, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.          Transfer and Exchange of Notes.

                   Upon surrender of any Note at the principal executive office of the company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer dully executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute an deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefore, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum in sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $500,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $500,00. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.2          Replacement of Notes.

                 Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

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          (a)     in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or an Institutional Investor, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b)     in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.          PAYMENT ON NOTES.

14.1         Place of Payment.

                Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Charleston, West Virginia at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place or payment shall be either the principal office of the Company in the United States or the principal office of a bank or trust company in the United States.

14.2 Home Office Payment.

                 So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section13.2. The Company will afford the benefits of this Section 14.2 to any institutional Investor that is the direct or indirect transferee of any Note purchases by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

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15.          EXPENSES, ETC

15.1.       Transaction Expenses.

               Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation; (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors; fees, incurred in connection with the insolvency or bankruptcy of the Company of any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from all claims in respect of any fees, costs or expenses, if any, of brokers and finds (other than those retained by you).

15.2          Survival.

                 The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16. SURIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

                 All representative and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and superseded all prior agreements and understandings relating to the subject matter hereof.

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17. AMENDMENT AND WAIVER.
    Requirements.

                    This Agreement and the Notes may be amended and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the h older of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest r of the Make-Whole Amount on, the Notes or change the currency in which such payments are to be made, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.          Solicitation of Holders of Notes.

               (a)     Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver r consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following eh date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

                (b)     Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3          Binding Effect, etc.

                 Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or Event of Default not expressly amended or waived or impair any right consequent

33

thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. AS used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented

17.4. Notes Held by Company, etc.

                   Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Note4s then outstanding, Notes directly or indirectly owned by the company or any of its Affiliates shall be deemed not to be outstanding.

18.          NOTICES.

               All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,
(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

                    (iii)     if to the company, to the company at its address set forth at the beginning hereof to the attention of Michael S. Fletcher, Senior Vice President and Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.          REPRODUCTION OF DOCUMENTS.

               This Agreement and all documents relating thereto, including without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents receive by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any

34

photographic, photostatic, microfilm, micorcard, miniature photographic or other similar process and you may destroy and original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.          CONFIDENTIAL INFORMATION.

                For the purposes of this Section 20, "CONFIDENTIAL INFORMATIN" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when receive by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly know or otherwise know to you prior to the time of such disclosure, (b) subsequently becomes publicly know through no act or omission by you or any person acting on your behalf, (c) otherwise becomes know to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) you directors, officers, employees, agents attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by you r Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, and Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20, (v) any person from which you offer to purchase any security of the company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners of any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a parry or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder

35

of a note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement to its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.          SUBSTITUTION OF PURCHASER.

               You shall have the right to substitute anyone of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, where ever the word "you" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the work "you" issued in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you , and you shall have all the rights of an original holder of the Notes under this Agreement.

22.           MISCELLANEOUS.

22.1.        Successors and Assigns.

                All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2 Payments Due on Non-Business Days.

                 Anything in this Agreement or the Notes to the Contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3 Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without
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invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in a y other jurisdiction.

22.4. Construction.

                   Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by a Person, or which such Person is prohibited from taking such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5. Counterparts.

                 This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6 Governing Law.

                 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the Commonwealth of Massachusetts excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

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          If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

By: /s/ Richard L. Grant
Name: Richard L. Grant
Title: President

The foregoing is hereby
agreed to as of the
date thereof.

JOHN HANCOCK MUTUAL
LIFE INSURANCE COMPANY

By (Illegible)
Name:
Title:
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